PRESS RELEASE

Be Incorporated Files Suit Against Microsoft for Violations of Antitrust Laws

MENLO PARK, Calif.--February 19, 2002--Be Incorporated (Nasdaq: BEOS) announced today it has filed suit against Microsoft Corporation for the destruction of Be's business resulting from the anticompetitive business practices of Microsoft. The lawsuit alleges, among other claims, that Microsoft harmed Be through a series of illegal exclusionary and anticompetitive acts designed to maintain its monopoly in the Intel-compatible PC operating system market and created exclusive dealing arrangements with PC OEMs prohibiting the sale of PCs with multiple preinstalled operating systems. Be has retained the law firm of Susman Godfrey L.L.P. on a contingent fee basis to represent Be and to seek recovery of damages for the benefit of the company and its stockholders. The suit has been filed in the United States District Court in San Francisco. A copy of the complaint will be made available on Be's website at http://www.beincorporated.com

About Be

On November 12, 2001, Be stockholders approved the sale of substantially all of Be's intellectual property and other technology assets to a subsidiary of Palm, Inc., and the subsequent dissolution of the company in accordance with the plan of dissolution. Pursuant to the terms of the asset purchase agreement with Palm, Be retained certain rights, assets and liabilities in connection with the transaction, including its cash and cash equivalents, receivables, certain contractual liabilities under in-licensing agreements, and rights to assert and bring certain claims and causes of action, including under the antitrust laws. On November 13, 2001, Be completed the sale of its assets to the Palm subsidiary. Be's headquarters have moved to Mountain View, California and can be reached at P.O. Box 391420, Mountain View, CA 94041. It is currently publicly traded on the Nasdaq National Market under the symbol BEOS. Be can be found on the Web at http://www.beincorporated.com.

About Susman Godfrey L.L.P.

Susman Godfrey L.L.P. is a law firm that limits its practice to litigation, on behalf of both plaintiffs and defendants. The firm has offices in Houston, Dallas, Seattle, and Los Angeles. It has represented its clients in complex litigation matters, including landmark antitrust cases, in courts throughout the United States. On behalf of plaintiffs, the firm has won trial verdicts in a cumulative dollar amount of more than $2 billion and has achieved settlements representing total recoveries of more than $2.2 billion. Additional information about the firm is available at http://www.susmangodfrey.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. The filing of the antitrust lawsuit or the engagement of legal counsel for that purpose does not guarantee that the outcome of the suit will be in Be's favor. While Susman Godfrey was hired by Be to represent the company and to seek a recovery for the benefit of stockholders, Susman Godfrey does not directly represent the stockholders themselves, either individually or as a class. Any forward-looking statements herein are made only as of the date hereof, and Be undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Information about the potential factors that could affect the company's business and financial activities and results is included in the company's annual, quarterly and special reports, proxy statements and other information, which are on file with the Securities and Exchange Commission.

PRESS RELEASE

For more information contact:
Stephen D. Susman
Susman Godfrey L.L.P.
713/653-7801
ssusman@susmangodfrey.com
or
Dan Johnston
Be Incorporated
650/965-4842
danj@beincorporated.com